RBC Capital Markets

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Barrier Notes

An overview of Barrier Notes

What are Barrier Notes?

Barrier Notes allow investors to express a view on whether a particular reference rate will be greater than a set reference barrier strike rate at a specified time in the future. If the reference rate observed at maturity is greater than the reference barrier strike rate, the investor receives their original principal plus coupons paid, if any. If the reference rate observed at maturity is less than the reference barrier strike rate, the investor will lose some or all of their principal but will receive coupons paid, if any.

Why would an investor purchase Barrier Notes?

An investor would purchase Barrier Notes in order to take a view on whether a reference rate will be above a predetermined barrier at maturity while potentially earning a coupon during the term of the note. The most commonly linked reference interest rates are 3 Month LIBOR and the 10 Year US Dollar Swap Rate. Barrier Notes can be structured to pay contingent or non-contingent coupons.

What are the risks of investing in Barrier Notes?

An investor can lose a substantial portion or all of their principal and their maximum gain is capped at the rate of interest that determines the coupons paid, if any. All payments on a Barrier Note are subject to the creditworthiness of the issuer. A trading market for the Barrier Notes may not develop and, if trading does develop, the market price that investors may receive or be quoted for the Barrier Notes on a date prior to the maturity date will be affected by many important factors, including the costs of developing, hedging and distributing the Barrier Notes. The price paid for the Barrier Notes in the secondary market may be higher or lower than the original purchase price. Many factors affect the trading value of the Barrier Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor. The return on the Barrier Notes may be lower than the return on other Royal Bank of Canada debt securities of comparable maturity. Potential conflicts of interest between RBC Capital Markets and investors may arise. Significant aspects of the tax treatment of the Barrier Notes are uncertain. You should consult with your own tax advisor about your own tax situation.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

We demonstrate returns based on four scenarios, where:

1) the Final Reference Rate is above the Barrier Strike at Maturity, 2) the Final Reference Rate is equal to the Barrier Strike at Maturity, 3) the Final Reference Rate is lower than the Barrier Strike at maturity and 4) the Final Reference Rate is significantly lower than the Barrier Strike at Maturity. For this example we assume: a one year term, an Initial Reference Rate of 1.40%, a Barrier Strike of 1.00% (approximately 71.5% of the Initial Reference Rate), and a non-contingent Coupon of 7.50% per annum. The Final Reference Rate is described in each example and determines the final return of principal.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical Final Reference Rates could have on the amount received at maturity, assuming all other variables remain constant. The actual performance of the note may bear little relation to the examples shown.

Example 1: Final Reference Rate is above Barrier Strike

On the relevant observation date, the Final Reference Rate is 1.80%. Because the Final Reference Rate is greater than 1.00%, the investor receives a payment at maturity of $1,000. When added to the coupon payments received over the entire term of the Notes, the investor will have received a total of $1,075, which is the maximum amount an investor could have received.


1.8%
1.4%
1.0%
Final Reference Rate
Initial Reference Rate
Reference Rate
Barrier Strike
Settlement Date
Maturity Date


$1,075
$1,000
$0
Initial Principal
Initial Principal + Interest

RBC CAPITAL MARKETS BARRIER NOTES

Example 2: Final Reference is at Barrier Strike

On the relevant observation date, the Final Reference Rate is 1.00%. Because the Final Reference Rate is equal to 1.00%, the investor receives a payment at maturity of $1,000. When added to the coupon payments received over the entire term of the Notes, the investor will have received a total of $1,075.


1.8%
1.4%
1.0%
Initial Reference Rate
Reference Rate
Barrier Strike
Final Reference Rate
Settlement Date
Maturity Date


$1,075
$1,000
$0
Initial Principal
Initial Principal + Interest

Example 3: Final Reference Rate is below Barrier Strike

On the relevant observation date, the Final Reference Rate is 0.90%. Because the Final Reference Rate is less than 1.00%, the investor will receive a payment at maturity equal to $900.00, calculated as follows:

$1,000 x (0.90% ÷ 1.00%) = $900.00

When added to the coupon payments received over the entire term of the Notes, the investor will have received a total of $975.


1.8%
1.4%
1.0%
0.9%
Initial Reference Rate
Reference Rate
Barrier Strike
Final Reference Rate
Settlement Date
Maturity Date


$1,000
$975
$0
Initial Principal
Initial Principal + Interest

Example 4: Final Reference Rate is below Barrier Strike

On the relevant observation date, the Final Reference Rate is 0.62%. Because the Final Reference Rate is less than 1.00%, the investor will receive a payment at maturity equal to $620.00, calculated as follows:

$1,000 x (0.62% ÷ 1.00%) = $620.00

When added to the coupon payments received over the entire term of the Notes, the investor will have received a total of $695.00.


1.8%
1.4%
1.0%
0.62%
Initial Reference Rate
Reference Rate
Barrier Strike
Final Reference Rate
Settlement Date
Maturity Date


$1,000
$695
$0
Initial Principal
Initial Principal + Interest

RBC CAPITAL MARKETS BARRIER NOTES



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Royal Bank of Canada

RBC Capital Markets is part of a leading provider of financial services, Royal Bank of Canada (RBC). Operating since 1869, RBC is one of the top 15 largest banks in the world and the fifth largest in North America, as measured by market capitalisation. With a strong capital base and consistent financial performance, RBC is among a small group of highly rated global banks.

ROYAL BANK OF CANADA (AS OF JULY 31 , 2016)[1]

Market capitalization[2]	US$93 billion			
	Q3 2016		**Fiscal 2015**	
Total revenue	C$10.2 billion		C$35.3 billion	
Net income	C$2.89 billion		C$10.02 billion	
Total assets	C$1.19 trillion			
Assets under administration (AUA)	C$4.75 trillion			
Assets under management (AUM)	C$575 billion			
	Moody's	**S&P**	**Fitch**	**DBRS**
Credit ratings[3]	Aa3	AA-	AA	AA
Clients worldwide	Over 16 million			
Employees worldwide	Approximately 80,000			
Common Equity Tier 1 Ratio	10.5%			

rbccm.com

(1) Latest three months ended July 31, 2016 unless otherwise noted. Excludes Corporate Support. These are non-GAAP measures. For additional information, refer to the Royal Bank of Canada Q3 2016 Report to Shareholders.
(2) Bloomberg, as at August 18, 2016.
(3) Based on senior long-term debt ratings, as of July 31, 2016.

The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. RBC Capital Markets is a registered trademark of Royal Bank of Canada. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE, and SIPC); RBC Dominion Securities, Inc. (member IIROC and CIPF), RBC Europe Limited (authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority), Royal Bank of Canada – Sydney Branch (ABN 86 076 940 880) and RBC Capital Markets (Hong Kong) Limited (regulated by SFC). ® Registered trademark of Royal Bank of Canada. Used under license. © Copyright 2016. All rights reserved.

This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering. Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for any offering to which this document relates. Before you invest, you should read those documents and the other documents relating to the offering that we have filed with the SEC for more complete information about us and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in the offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

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